EXHIBIT 10.8

EXECUTION COPY

BERKSHIRE GUARANTY AGREEMENT (P1)

BERKSHIRE GUARANTY AGREEMENT (P1) dated as of May 22, 2009 by and between OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION) (“Oglethorpe”), an electric membership generating and transmission corporation organized under the laws of the State of Georgia, and BERKSHIRE HATHAWAY ASSURANCE CORPORATION (“Berkshire”), a New York insurance company.

W I T N E S S E T H:

WHEREAS, pursuant to a Participation Agreement (P1), dated as of December 30, 1996 (the “Participation Agreement”), by and among Oglethorpe, Rocky Mountain Leasing Corporation (“RMLC”), U.S. Bank National Association, successor to SunTrust Bank, Atlanta (the “Facility Lessor”), U.S. Bank National Association, successor to Fleet National Bank (the “Owner Trustee”), Philip Morris Capital Corporation (the “Owner Participant”) and Utrecht-America Finance Co. (the “Lender”), (i) Oglethorpe has leased an undivided interest in its interest as tenant-in-common in the Facility to the Facility Lessor pursuant to the Head Lease, (ii) the Facility Lessor has leased such undivided interest in the Facility to RMLC pursuant to the Facility Lease, (iii) RMLC has leased such undivided interest in the Facility to Oglethorpe pursuant to the Facility Sublease, (iv) Oglethorpe has leased an undivided interest in its interest as a tenant-in-common in the Rocky Mountain Site to the Facility Lessor pursuant to the Ground Lease, (v) the Facility Lessor has leased such undivided interest in the Rocky Mountain Site to RMLC pursuant to the Ground Sublease, (vi) RMLC has leased such undivided interest in the Rocky Mountain Site to Oglethorpe pursuant to the Ground Sub-sublease, (vii) Oglethorpe has assigned a portion of its rights and obligations under the Rocky Mountain Agreements to the Facility Lessor, and the Facility Lessor has assumed such portion of Oglethorpe’s obligations, pursuant to the Rocky Mountain Agreements Assignment, (viii) the Facility Lessor has assigned its rights and obligations under the Rocky Mountain Agreements to RMLC, and RMLC has assumed such obligation, pursuant to the Rocky Mountain Agreements Re-assignment, and (ix) RMLC has assigned its rights and obligations under the Rocky Mountain Agreements to Oglethorpe, and Oglethorpe has assumed such obligations, pursuant to the Rocky Mountain Agreements Second Re-assignment; and

WHEREAS, Berkshire has agreed to issue its Surety Bond (Facility Sublease-P1) No. 98SRD102495 (the “Facility Sublease Surety Bond”), guaranteeing certain payments required to be made by Oglethorpe pursuant to the Facility Sublease and certain obligations of AMBAC under the “AMBAC Surety Bond” (as defined in the Facility Sublease Surety Bond), subject to the terms and conditions of the Facility Sublease Surety Bond; and

WHEREAS, Berkshire has agreed to issue its Surety Bond (Head Lease-P1) No. 98SRD102494 (the “Head Lease Surety Bond” and, together with the Facility Sublease Surety Bond, the “Surety Bonds”), guaranteeing certain payments required to be made by Oglethorpe pursuant to the Head Lease and the Participation Agreement and certain obligations of AMBAC under the “AMBAC Surety Bond” (as defined in the Head Lease Surety Bond), subject to the terms and conditions of the Head Lease Surety Bond; and

WHEREAS, to induce Berkshire to issue the Surety Bonds, Oglethorpe has agreed to (i) pay the Premium for such Surety Bonds and to pay certain of Berkshire’s expenses related to the Overall Transaction, (ii) reimburse Berkshire for all payments made by Berkshire pursuant to the Surety Bonds and/or the Berkshire Agreement for Assignment on Default (P1) dated as of the date hereof (the “Agreement for Assignment on Default”) among the Owner Participant, the Facility Lessor, the Owner Trustee and Berkshire, and (iii) secure its obligation to reimburse Berkshire pursuant to this Agreement in the manner hereinafter set forth; and

WHEREAS, Oglethorpe understands that Berkshire expressly requires the delivery of this Agreement as part of the consideration for the issuance by Berkshire of the Surety Bonds.

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained and of the execution of the Surety Bonds, Oglethorpe and Berkshire agree as follows:

ARTICLE I

DEFINITIONS; SURETY BONDS; PREMIUM; CERTAIN COSTS

Section 1.01.  Definitions.  Except as otherwise expressly provided herein or unless the context otherwise requires, the terms which are capitalized herein shall have the meanings specified in Annex A hereto.

Section 1.02.  Surety Bonds.  The maximum liability of Berkshire under the Facility Sublease Surety Bond and the Head Lease Surety Bond, respectively, and the respective coverages and terms thereof shall be subject to and limited by the terms and conditions of the Facility Sublease Surety Bond and the Head Lease Surety Bond, respectively.

Section 1.03.  Premium.

(a)                                  In consideration of Berkshire’s agreeing to issue the Surety Bonds pursuant to the Agreement Regarding Surety Bonds, Oglethorpe hereby agrees to pay, or cause to be paid, to Berkshire, a premium (the “Premium”) equal to the sum of 1.25% of the average of the amounts shown on Schedule A hereto as the “Surety Bond Coverage” for January and July for each calendar year during the scheduled term of the Surety Bonds (i.e., from the date on which the Surety Bonds are issued through January 11, 2027 (the “Scheduled Termination Date”)), with the amount calculated for each calendar year being payable in advance on October 31 of the preceding calendar year or, in the case of calendar years 2009 and 2010, on the Closing Date, as the case may be, and prorated for the first and last years of the scheduled term of the Surety Bonds, in each case as follows:

(i)                      on the Closing Date, Oglethorpe will pay to Berkshire an amount equal to $2,089,615.06, which represents the portion of the Premium calculated for 2009 and 2010, with the amount calculated for 2009 being prorated based on the weighted average of the amounts shown on Schedule A as the “Surety Bond Coverage” for May and July for the number of days remaining in such year;

(ii)                   for each calendar year subsequent to 2010 through 2026, Oglethorpe shall pay the portion of the Premium calculated for such calendar year in advance on October 31 of the preceding calendar year (or, if such day is not a Business Day, on the next succeeding Business Day); and

(iii)                for the calendar year 2027, Oglethorpe shall pay the portion of the Premium calculated for such calendar year in advance on October 31 of the preceding calendar year (or, if such day is not a Business Day, on the next succeeding Business Day), in an amount equal to $6,942.99, which represents the portion of the Premium calculated for such calendar year, with the amount payable for such calendar year being prorated based on the amount shown on Schedule A as the “Surety Bond Coverage” for January for the number of days from January 1 of such year to the Scheduled Termination Date.

(b)                                 Anything contained herein to the contrary notwithstanding, the termination of either or both of the Surety Bonds prior to the Scheduled Termination Date shall not relieve Oglethorpe of its responsibility for payment of the full amount of the Premium for the full scheduled term of the Surety Bonds through the Scheduled Termination Date as provided above, provided that:

(i)                      if (A) either (1) the Overall Transaction is terminated, (2) the claims paying ability and senior debt obligations of AMBAC Assurance Corporation (formerly known as AMBAC Indemnity Corporation) (“AMBAC”), as applicable, are rated at least AA by S&P and Aa2 by Moody’s (and not on credit watch by either rating agency) or (3) the Facility Lease is terminated pursuant to Section 14.1 or Section 17.1(b) thereof and the Facility Sublease is terminated pursuant to Section 14.1 or Section 17.1(b) thereof, (B) the Surety Bonds are released and terminated, (C) Oglethorpe has paid to Berkshire, within 10 Business Days after the occurrence of (A) and (B) above, all amounts in respect of the Premium due or to become due hereunder for the period commencing on the Closing Date and ending December 31, 2012, (D) if the Surety Bonds are being terminated after December 31, 2012, Oglethorpe has paid to Berkshire, within 10 Business Days after the occurrence of (A) and (B) above, all amounts in respect of the Premium due hereunder for the period commencing on January 1, 2013 and ending on December 31st of the year in which the termination occurs, (E) Oglethorpe is not otherwise in default in the payment of any amounts due hereunder (including, without limitation, if the Surety Bonds are being terminated between October 31st and December 31st of any year, amounts due on October 31st of such year in respect of the Premium for the succeeding calendar year) and (F) Oglethorpe pays to Berkshire, without duplication of the amounts payable in the parenthetical in clause (E) above, within 10 Business Days after the occurrence of (A) and (B) above, an amount equal to the portion of the Premium calculated for the calendar year succeeding the year in which the termination occurs (or, if terminated on or prior to December 31, 2012, the calendar year ending December 31, 2013), together with interest, if any, at the Default Rate on any payments under this clause (i) from the date the Surety Bonds are terminated until the date paid, Oglethorpe shall not be required to pay any further amounts in respect of the Premium;

(ii)                   if (A) Oglethorpe delivers replacement Qualifying Surety Bonds or Qualifying Letters of Credit or other credit enhancement acceptable to the Owner Participant in accordance with the terms and conditions of Sections 8.5 and 8.6 of the Participation Agreement (other than as a result of a reduction of Berkshire’s financial strength rating to less than AA by S&P and less than Aa2 by Moody’s), (B) the Surety Bonds are released and terminated, (C) Oglethorpe has paid to Berkshire all amounts in respect of the Premium due or to become due hereunder for the period commencing on the Closing Date and ending December 31, 2012, (D) if the Surety Bonds are being terminated after December 31, 2012, Oglethorpe has paid to Berkshire, within 10 Business Days after the occurrence of (A) and (B) above, all amounts in respect of the Premium due hereunder for the period commencing on January 1, 2013 and ending on December 31st of the year in which the termination occurs, (E) Oglethorpe is not otherwise in default in the payment of any amounts due hereunder (including, without limitation, if the Surety Bonds are being terminated between October 31st and December 31st of any year, amounts due on October 31st of such year in respect of the Premium for the succeeding calendar year) and (F) Oglethorpe pays to Berkshire, without duplication of the amounts payable in the parenthetical in clause (E) above, within 10 Business Days after the occurrence of (A) and (B) above, an amount equal to the portion of the Premium calculated for the two years succeeding the year in which the termination occurs (or, if terminated on or prior to December 31, 2012, the calendar years ending December 31, 2013 and December 31, 2014), together with interest, if any, at the Default Rate on any payments under this clause (ii) from the date the Surety Bonds are terminated until the date paid, Oglethorpe shall not be required to pay any further amounts in respect of the Premium; and

(iii)                if (A) the financial strength rating of Berkshire is less than AA by S&P and less than Aa2 by Moody’s, (B) the Surety Bonds are released and terminated, (C) Oglethorpe has paid all amounts in respect of the Premium due hereunder prior to the date of such termination (including, without limitation, the portion of the Premium calculated for the calendar year in which the termination occurs) and is not otherwise in default in the payment of any amounts due hereunder (other than, if the Surety Bond is terminated between October 31st and December 31st of any year, the amount in respect of the Premium for the following year need not have been paid), Oglethorpe shall not be required to pay any further amounts in respect of the Premium.

(c)                                  Once paid, neither any payment in respect of the Premium nor any part thereof or payment in respect of any portion thereof shall be subject to rebate, reduction or refund for any reason or under any circumstances whatsoever.

(d)                                 Each payment in respect of the Premium shall be paid by Oglethorpe by wire transfer to the account of Berkshire designated in Section 5.07 as the “Account for Payments” or such other account or in such other manner as may be designated by Berkshire from time to time.

If Berkshire has not received payment of any amount in respect of the Premium as and when due and payable hereunder, Berkshire shall be authorized, without notice to or authorization from Oglethorpe, and without any liability to Oglethorpe, to deliver a Notice of Termination to the Beneficiaries under the Surety Bonds.

Section 1.04.  Certain Other Expenses.  Oglethorpe agrees to pay on the Closing Date, the fees and disbursements of Berkshire’s counsel related to issuance of the Surety Bonds and the preparation, negotiation and execution of the Surety Bond Documents and all other documents and agreements relating thereto, in each case to the extent invoiced to Oglethorpe prior to the Closing Date.

ARTICLE II

REIMBURSEMENT OBLIGATIONS; SECURITY; EXPENSES;

INDEMNITY; NOTICES; OTHER COVENANTS

Section 2.01.  Reimbursement for Payments Under the Surety Bonds, Expenses and Indemnification.

(a)                    Oglethorpe will reimburse Berkshire immediately, without demand or notice by Berkshire to Oglethorpe or any other Person, to the extent of each Surety Bond Payment.  If and to the extent that Oglethorpe fails to reimburse Berkshire immediately in respect of each such Surety Bond Payment, Oglethorpe shall pay on the first Business Day of each month, on the date of any demand therefor from time to time and on the date such reimbursement payment is made hereunder, interest on each such Surety Bond Payment from and including the Surety Bond Payment Date to the date of the reimbursement by Oglethorpe at the Default Rate.  To the extent that interest payments due hereunder are not paid on the first Business Day of each month, or are not paid as each principal repayment is made, interest shall accrue on such unpaid amounts at a rate equal to the Default Rate.

(b)                   Oglethorpe also agrees to reimburse Berkshire immediately and unconditionally upon demand (in the case of enforcement expenses) and within 30 days after demand (in the case of other expenses) for all costs, fees and expenses (including reasonable fees and disbursements of Berkshire’s counsel) incurred by Berkshire in connection with the Surety Bonds and the other Surety Bond Documents (including any amendment thereof) and/or the enforcement by Berkshire of this Agreement and/or any of the other Surety Bond Documents, in each case together with interest on all such expenses from and including the date of demand (in the case of enforcement expenses) or the date which is 30 days from the date a statement for such expenses is received by Oglethorpe (in the case of other expenses) to the date of payment at the Default Rate; provided, however, that Oglethorpe shall not be obligated to pay any expenses of Berkshire in terminating the Surety Bonds if at the time Berkshire’s financial strength rating is less than AA by S&P and less than Aa2 by Moody’s.

Section 2.02.  Security for Payments; Instruments of Further Assurance.

(a)                    In order to secure its payment obligations to Berkshire hereunder, Oglethorpe has amended the Subordinated Mortgage.  Oglethorpe hereby represents to Berkshire that the Subordinated Mortgage grants to Berkshire a perfected security interest in the Subordinated Collateral.

(b)                   Oglethorpe agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, any and all deeds of trust, mortgages and/or financing statements, if applicable, and all other further instruments as may be required by law, or as shall reasonably be requested by Berkshire, for the perfection of the security interest in the Subordinated Collateral granted to Berkshire pursuant to the Subordinated Mortgage and for the preservation and protection of all rights of Berkshire thereunder.

Section 2.03.  Indemnification Rights.  In addition to any and all rights of reimbursement, indemnification, subrogation and any other rights pursuant to this Agreement or any of the other Surety Bond Documents or at law or in equity, Oglethorpe agrees to pay and assume liability for, and to protect, defend, indemnify and save harmless Berkshire and its Affiliates, and their respective officers, directors, shareholders, employees, agents, attorneys and advisors, and each Person, if any, who controls Berkshire or any Affiliate of Berkshire within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from any against any and all claims, losses, liabilities, obligations, penalties, damages, suits, actions and other proceedings, costs and expenses (including, without limitation, fees and expenses of attorneys, consultants and auditors and costs of investigations) of any nature in any way arising out of or relating to the Overall Transaction, the Operative Documents, the AMBAC Guaranty and/or the Surety Bond Documents, or any of the transactions contemplated thereby or the enforcement thereof (including, without limitation, any claim (a) that any payment made or collateral delivered to Oglethorpe is subject to the claims of any other Person or subject to avoidance, disgorgement, repayment, redelivery or reimbursement or (b) arising out of any failure by Oglethorpe to perform or observe any covenant, condition or agreement in, or the falsity of any representation or warranty of Oglethorpe made in or pursuant to, this Agreement or any of the other Surety Bond Documents); provided, however, that, without limitation of the foregoing provisions of this Section 2.03, if Berkshire acquires the interests of the Owner Participant or any other Person under or in respect of any of the Operative Documents, Berkshire shall thereupon be entitled to all applicable indemnities contained in or provided under the terms of the Operative Documents; provided further, that Oglethorpe shall not be obligated to pay any expenses of Berkshire in terminating the Surety Bonds if at the time Berkshire’s financial strength rating is less than AA by S&P and less than Aa2 by Moody’s.

Section 2.04.  Payments Generally.  All payments to Berkshire hereunder shall be applied by Berkshire in such order and manner as Berkshire may determine in its sole discretion.  All such payments shall in all events be made by Oglethorpe without setoff, deduction, counterclaim, withholding or any other reduction for any reason whatsoever.

Section 2.05.  Unconditional Obligation.  The obligations of Oglethorpe hereunder are absolute and unconditional and will be paid or performed strictly in accordance with this Agreement, irrespective of, and Oglethorpe waives any defense to the performance of its obligations hereunder as a result of:

(a)                    any lack of validity or enforceability of, or any amendment or other modification of, extension of time for performance under or compliance under, or waiver with respect to, this Agreement, any of the Operative Documents, any of the AMBAC Surety Documents or any of the other Surety Bond Documents or any other instrument, document or agreement;

(b)                   any exchange, release or nonperfection of any security interest in property now or hereafter securing any obligation, whenever arising, under this Agreement, any of the Operative Documents, any of the AMBAC Surety Documents or any of the other Surety Bond Documents or any other instrument, document or agreement;

(c)                    any circumstances which might otherwise constitute a defense available to, or discharge of, Oglethorpe with respect to this Agreement, any of the Operative Documents, any of the AMBAC Surety Documents or any of the other Surety Bond Documents or any other instrument, document or agreement;

(d)                   whether or not any of the acts mentioned in any of the provisions of this Agreement, any of the Operative Documents, any of the AMBAC Surety Documents or any of the other Surety Bond Documents or any other instrument, document or agreement referred to herein or therein shall be done or omitted;

(e)                    whether the maturity of any Covered Obligations shall be accelerated, or any Covered Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Operative Documents, the Surety Bond Documents, the AMBAC Surety Documents or any other instrument, document or agreement referred to herein or therein shall be waived or any other guarantee for any Covered Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(f)                      any loss of possession of the Facility by Oglethorpe, whether by reason of the foreclosure of the Oglethorpe Mortgage or otherwise;

(g)                   the bankruptcy or insolvency of Oglethorpe, the Facility Lessor, the Owner Participant, AMBAC or Berkshire or any reorganization, arrangement, compromise, composition, liquidation or plan affecting Oglethorpe, the Facility Lessor, the Owner Participant, AMBAC or Berkshire shall occur; or

(h)                   whether this Agreement, any of the Surety Bond Documents, any Operative Document or other instrument, document or agreement referred to herein or therein shall be rejected or limited in any bankruptcy, insolvency or similar proceeding (nothing herein being a concession that any obligation hereunder or thereunder is properly classifiable as an executory obligation).

Oglethorpe assumes all risks of the acts or omissions of the Beneficiaries of the Surety Bonds with respect to their use of the Surety Bonds and the proceeds thereof.  Neither Berkshire nor any of its Affiliates, nor any of their respective officers, directors, shareholders, employees, agents, attorneys and advisors, shall be liable or responsible for:  (i) the use that may be made of the Surety Bonds or any acts or omissions of any of the Beneficiaries in connection therewith; (ii) the validity, sufficiency or genuineness of any Demand for Payment or Demand for Avoided Payment (each as defined in the Surety Bonds), even if the same should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by Berkshire against presentation of a Demand for Payment or Demand for Avoided Payment that does not comply with the terms of the applicable Surety Bond; or (iv) any other circumstances whatsoever in making or failing to make payment under either Surety Bond.  In furtherance and not in limitation of the foregoing, Berkshire may accept a Demand for Payment or Demand for Avoided Payment that appears on its face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

In addition, Oglethorpe hereby expressly waives (a) demand of payment, presentment, protest, notice of dishonor, nonpayment or nonperformance on any and all forms of the obligations hereunder (except as provided in Sections 2.01(b) and 2.03 hereof); (b) all of its right to indemnification; (c) notice of acceptance of this Agreement and notice of any liability to which it may apply; (d) all other notices and demands of any kind and description relating to the obligations hereunder now or hereafter provided for by any agreement, statute, law, rule or regulation; and (e) any and all defenses pertaining to the obligations hereunder except for the defense of discharge by indefeasible payment.  Oglethorpe shall not be exonerated with respect to its liabilities hereunder by any act or thing except indefeasible payment of the obligations hereunder, it being the purpose and intent of this Agreement that the obligations hereunder constitute the direct and primary obligations of Oglethorpe and that the covenants, agreements and all obligations of Oglethorpe hereunder be absolute, unconditional and irrevocable.

Section 2.06.  Notices.  Oglethorpe hereby agrees that until the termination or expiration of the Surety Bonds, it shall provide to Berkshire (a) on each December 30, a certificate of a Responsible Officer of Oglethorpe to the effect that there is no Transaction Event of Default or Transaction Default; (b) the annual audited financial statements of Oglethorpe within 145 days of the close of Oglethorpe’s fiscal year; (c) written notice of any assertion to Oglethorpe by any party to the Transaction Documents that Sublease Supplemental Rent or any indemnity payment is owed by Oglethorpe pursuant to any of the Transaction Documents within 30 days of any such assertion, in either case, in an amount at least equal to $250,000; (d) upon reasonable notice, the opportunity to meet with senior officers of Oglethorpe and to discuss the business and financial condition of Oglethorpe; and (e) immediate written notice of the occurrence of any Transaction Event of Default or Transaction Default, or any event that requires Oglethorpe to deliver Qualifying Additional Security pursuant to Section 8.8 of the Participation Agreement.

Section 2.07.  Other Covenants of Oglethorpe.  Oglethorpe agrees that, until the later of the termination or expiration of the Surety Bonds and the date on which all obligations owing to Berkshire under the Surety Bond Documents have been indefeasibly paid in full in cash:

(a)                    Oglethorpe will fulfill any and all obligations undertaken by it under each Operative Document (other than its obligation under Section 8.5 and Section 8.6 of the Participation Agreement to replace the Surety Bonds if the Surety Bonds cease to be Qualifying Surety Bonds) to which it is a party in accordance with the terms thereof (and, in the case of the obligations set forth in Section 7.1 of the Facility Sublease, subject to the additional time periods and contest rights set forth in the provisos in Section 16(e) of the Facility Sublease) with the same effect as if set forth specifically herein; provided that this Section 2.07(a) shall be deemed to refer to the Operative Documents as amended, modified, supplemented or waived from time to time with the consent of Berkshire or as otherwise expressly permitted under Section 4(a) of the Implementation Agreement.

(b)                   Oglethorpe shall name Berkshire as an “Additional Insured” in each policy of insurance carried in accordance with Section 11 of the Facility Sublease and fulfill all other obligations with respect to such insurance as if Berkshire were listed as an “Additional Insured” with the other parties named in Section 11.3 of the Facility Sublease.

ARTICLE III

EVENTS OF DEFAULT; REMEDIES

Section 3.01.  Events of Default.  The following events shall constitute Events of Default hereunder:

(a)                    Oglethorpe shall fail to pay to Berkshire any amount payable under Section 1.03, 1.04 or 2.01(a) hereof on the date when due;

(b)                   Oglethorpe shall fail to pay when due to Berkshire any amount payable under any provision of this Agreement, other than Sections 1.03, 1.04 and 2.01(a) hereof, provided that such failure continues for more than 30 days after receipt by Oglethorpe of notice of such failure to pay;

(c)                    Any representation or warranty made by Oglethorpe in any of the Operative Documents, in the Subordinated Mortgage, in this Agreement or any of the other Surety Bond Documents or in any instrument, document or agreement provided by Oglethorpe in connection with any of the Surety Bond Documents shall have been materially false at the time when made;

(d)                   Except as otherwise provided in this Section 3.01, Oglethorpe shall fail to perform any of its other convenants or obligations in the Subordinated Mortgage or under this Agreement or any of the other Surety Bond Documents, provided that such failure continues for more than 30 days after receipt by Oglethorpe of notice of such failure to perform;

(e)                    Oglethorpe shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency or similar law, or consent to any order for relief thereunder, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator or similar official for Oglethorpe or for a substantial part of its property, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take action for the purpose of effecting any of the foregoing;

(f)                      An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Oglethorpe, or of a substantial part of its property, under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for Oglethorpe or for a substantial part of its property; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g)                   The occurrence of any Head Lessor Event of Default under Section 11.1(a)-(c), (i) or (j) of the Head Lease or Sublease Event of Default under Section 16(j)-(m), (p) or (q) of the Facility Sublease; or

(h)                   The occurrence of any “Event of Default” under any “Berkshire Guaranty Agreement” between Berkshire and Oglethorpe with respect to any other transaction involving or relating to the Facility or any part thereof or interest therein.

Section 3.02.  Remedies.  If an Event of Default shall occur and be continuing, then Berkshire may take whatever action at law or in equity necessary or desirable to collect all amounts then or that may thereafter become due under this Agreement or any other Surety Bond Documents or any related instrument or to enforce any obligation, agreement or covenant of Oglethorpe under this Agreement or any of the other Surety Bond Documents or Operative Documents, including, without limitation, any and all rights and remedies available to Berkshire pursuant to the Subordinated Mortgage.   All rights and remedies of Berkshire under this Section 3.02 are cumulative and the exercise of any one remedy does not preclude the exercise of one or more of the other available remedies.

ARTICLE IV

SETTLEMENT

If Berkshire shall have received a claim or made any payment under the Facility Sublease Surety Bond or the Head Lease Surety Bond, and Oglethorpe shall not have reimbursed Berkshire in full in cash (or all or any part of any such reimbursement has been avoided for any reason), Berkshire shall have the exclusive right to decide and determine whether any claim, liability, suit or judgment made or brought against Berkshire shall or shall not be paid, compromised, resisted, defended, tried or appealed, and Berkshire’s decision thereon, if made in good faith, shall be final and binding upon Oglethorpe.  An itemized statement of payments made by Berkshire that are described in Section 2.01(b) or 2.03, certified by an officer of Berkshire, or the voucher or vouchers for such payments, shall be prima facie evidence of the liability of Oglethorpe, and if Oglethorpe fails to reimburse Berkshire pursuant to Section 2.01 or 2.03 hereof upon the receipt of such statement of payments, interest shall be computed on such amount from the date of any payment made by Berkshire at the Default Rate.

ARTICLE V

MISCELLANEOUS

Section 5.01.  Computations.  All computations of the Premium, interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

Section 5.02.  Exercise of Rights.  No failure or delay on the part of Berkshire to exercise any right, power or privilege under this Agreement and no course of dealing between Berkshire and Oglethorpe or any other party shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Berkshire would otherwise have pursuant to law or equity.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.

Section 5.03.  Amendment and Waiver.  Any provision of this Agreement may be amended, waived, supplemented, discharged or terminated only with the prior written consent of Oglethorpe and Berkshire.

Section 5.04.  Successors and Assigns; Descriptive Headings.

(a)                    This Agreement shall bind, and the benefits hereof shall inure to, Oglethorpe and Berkshire and their respective successors and assigns; provided that Oglethorpe may not transfer or assign any or all of its rights and obligations hereunder without the prior written consent of Berkshire.

(b)                   The descriptive headings of the various provisions of this Agreement are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

Section 5.05.  Other Sureties.  If Berkshire shall procure any other surety to reinsure any portion of its exposure under any of the Surety Bonds, this Agreement shall inure to the benefit of such other surety, its successors and assigns, so as to give to it a direct right of action against Oglethorpe to enforce this Agreement, and “Berkshire,” wherever used herein, shall be deemed to include such reinsuring surety, as its respective interests may appear, in each case to the extent agreed by Berkshire with such other surety; provided, however, that Oglethorpe shall not be required to give notices to, or to obtain the consent of, any such reinsurer; provided further, that Section 1.03, Section 1.04, Article 4 and Section 5.03 hereof shall only be for the benefit of Berkshire and shall not inure to the benefit of any other surety.

Section 5.06.  Waiver.  Oglethorpe waives any defense that this Agreement was executed subsequent to the date of issuance of the Surety Bonds, admitting and covenanting that such Surety Bonds were executed pursuant to Oglethorpe’s request and in reliance on Oglethorpe’s promise to execute this Agreement.

Section 5.07.  Notices, Requests, Demands.  Except as otherwise expressly provided herein, all written notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been given or made when actually received, or in the case of telex or telecopier notice sent over a telecopier machine owned or operated by a party hereto, when sent, addressed as specified below or at such other address as either of the parties hereto may hereafter specify in writing to the others:

If to Oglethorpe:	Oglethorpe Power Corporation
2100 East Exchange Place
Tucker, Georgia 30085-1349
Attention: Vice President, Finance
Telephone: (770) 270-7325
Telecopier: (770) 270-7920

If to Berkshire:	Berkshire Hathaway Assurance Corporation
c/o Berkshire Hathaway Group
100 First Stamford Place
Stamford, CT 06902
Attn: General Counsel
Facsimile No.: (203) 363 5221

with copies to:

Berkshire Hathaway Assurance Corporation
3024 Harney Street
Omaha, NE 68131
Attention: President
Facsimile No.: (402) 916-3237

and

Robert E. Bennett
99 Mill Lane
Norwell, MA 02061
Facsimile No.: (781) 659-2491

Account for Payments:

	Bank:	JPMorgan Chase Bank
	ABA No.:	021000021
	Acct No.:	747499341
	Acct Name:	Berkshire Hathaway Assurance Corporation
	Reference:	98SRD102494 and 98SRD102495

Section 5.08.  Survival of Representations and Warranties.  All representations, warranties and obligations contained herein shall survive the execution and delivery of this Agreement and the Surety Bonds.

Section 5.09.  Governing Law; Jurisdiction.  (a) This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

(b) Each of the parties hereto (i) hereby irrevocably submits to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County (without prejudice to the right of any party to remove to the United States District Court for the Southern District of New York) and to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Surety Bond Documents, or the subject matter hereof or thereof or any of the transactions contemplated hereby or thereby brought by any of the parties hereto or their successors or assigns; (ii) hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court, or in such federal court; and (iii) to the extent permitted by Applicable Law, hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, the other Surety Bond Documents, or the subject matter hereof or thereof may not be enforced in or by such court.

Section 5.10.  Counterparts.  This Agreement may be executed in any number of copies and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

Section 5.11.  Severability.  In the event any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

Section 5.12.  Specific Performance.  Oglethorpe agrees that the performances to be rendered by it pursuant to this Agreement are of a special, unique, and unusual character, the loss of which performances cannot reasonably or adequately be compensated in damages in an action at law, that a breach of any of the covenants contained herein will result in irreparable damage and harm to Berkshire, that Berkshire has no adequate remedy at law in respect of any such breach and, as a consequence, agrees that the covenants contained herein shall be specifically enforceable against Oglethorpe and Oglethorpe hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

OGLETHORPE POWER CORPORATION (AN ELECTRIC MEMBERSHIP CORPORATION)

By:	/s/ Thomas A. Smith
	Name:	Thomas A. Smith
	Title:	President and Chief Executive Officer

Attest:	/s/ Patricia N. Nash
	Name:	Patricia N. Nash
	Title:	Secretary

(CORPORATE SEAL)

BERKSHIRE HATHAWAY ASSURANCE CORPORATION

By:	/s/ Kara Raiguel
	Name:	Kara Raiguel
	Title:	Vice President

By:	/s/ [signature illegible]
Name:
	Title:	Vice President

ANNEX A

DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, all capitalized terms shall have the meaning as set out below.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in, or by reference in, Appendix A to the Participation Agreement, without giving effect to any change in the meaning of such terms due to any amendment or modification to such agreement unless such amendment or modification has been approved in writing by Berkshire.  The general rules of usage set forth in such Appendix A shall also apply to this Agreement.

“Agreement” means this Berkshire Guaranty Agreement (P1).

“Agreement Regarding Surety Bonds” means the Agreement Regarding Surety Bonds (P1), dated as of the date of this Agreement, among Oglethorpe, RMLC and Berkshire.

“AMBAC Surety Documents” has the meaning given that term in the Implementation Agreement.

“Beneficiaries” means, collectively, the Owner Participant, the Facility Lessor, the Facility Sublessor, the RMLC Assignee and the Head Lessee, as beneficiaries of either or both of the Surety Bonds.

“Business Day” has the meaning given that term in the Surety Bonds.

“Closing Date” means May 22, 2009.

“Covered Obligations” has the meaning given that term in the Facility Sublease Surety Bond or the Head Lease Surety Bond, as applicable.

“Default Rate” means the lesser of the Reimbursement Rate or the maximum rate of interest permitted by then applicable law.

“Event of Default” means those events of default set forth in Section 3.01 of this Agreement.

“Implementation Agreement” means the Surety Bond Implementation Agreement (P1) dated as of the date of this Agreement among Oglethorpe, Berkshire, AMBAC, RMLC, the Owner Participant, U.S. Bank National Association, a national banking association, not in its individual capacity, except as expressly provided therein, but solely as a trustee under the Trust Agreement, as the Owner Trustee, and U.S. Bank National Association, a national banking association, not in its individual capacity, except as expressly provided therein, but solely as a trustee under the Trust Agreement, as the Co-Trustee.

“Notice of Termination” has the meaning given that term in the Surety Bonds.

“Reimbursement Rate” means, at any time, the sum of (a) the United States Prime Rate as most recently published by the Wall Street Journal or, if such rate is unavailable on any Business Day, at the option of Berkshire, the Reimbursement Rate at any time shall be the rate announced from time to time by the Reference Bank (as defined below) in New York, New York, as its prime rate or any substitute therefor, plus (b) 2.00 percent per annum.  The rate of interest shall be calculated on the basis of a 360-day year.  The term “Reference Bank” means, at any time, any major United States bank designated as such by Berkshire in good faith from time to time.

“RMLC Assignee” has the meaning given that term in the Facility Sublease Surety Bond.

“Subordinated Mortgage” means the Subordinated Deed to Secure Debt and Security Agreement (P1), dated as of December 30, 1996 from Oglethorpe, as grantor, to AMBAC and SunTrust Bank, Atlanta, as amended as of the date hereof.

“Subordinated Collateral” has the meaning given that term in the Subordinated Mortgage.

“Subrogation Interest” has the meaning given that term in the Implementation Agreement.

“Surety Bond Documents” means (a) this Agreement, (b) the Surety Bonds, (c) the Agreement for Assignment on Default, (d) the Implementation Agreement, and (e) the Agreement Regarding Surety Bonds.

“Surety Bond Payment” means, without duplication, (a) the amount of each payment made by Berkshire under or pursuant to any of the Surety Bonds, including, without limitation, any payments made pursuant to Section 11(f) thereof in order to exercise subrogation rights thereunder or otherwise to acquire the Beneficial Interest or the Subrogation Interest or any part thereof or interest therein, and (b) if a Sublease Event of Default or Head Lessor Event of Default has occurred and is continuing or a payment has been made by Berkshire under or pursuant to any of the Surety Bonds, the amount of each payment made by Berkshire under or pursuant to the Agreement for Assignment on Default, including, without limitation, any payments made pursuant to the terms thereof in order to acquire the Beneficial Interest or any part thereof or interest therein.

“Surety Bond Payment Date” means the date on which any particular Surety Bond Payment is made by Berkshire.

“Transaction Default” means any event which, with the giving of notice or the passage of time or both, could become a Transaction Event of Default.

“Transaction Event of Default” means any Event of Default, any Head Lessor Event of Default and any Sublease Event of Default.

SCHEDULE TO EXHIBIT 10.8

BERKSHIRE GUARANTY AGREEMENT (P1)

The following table indicates for each transaction the name of the corresponding Owner Participant:

Agreement	Date	Owner Participant

P2	May 22, 2009	Philip Morris Capital Corporation

F3	May 22, 2009	First Chicago Leasing Corporation

F4	May 22, 2009	First Chicago Leasing Corporation

N6	May 22, 2009	Philip Morris Capital Corporation (transferee from NationsBanc Leasing & R.E. Corporation)